Maxim Integrated Products, Inc.                                    Exhibit 11.1
Computation of income per share
(amounts in thousands, except per share amounts)


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
                                                                  Three Months           Six Months
                                                                      Ended                 Ended
                                                                  December 31,           December 31,
                                                               -------   -------      -------   -------
                                                                 1995      1996         1995      1996
                                                               -------   -------      -------   -------
Weighted average shares outstanding  . . . . . . . . . . .      59,627    62,276       59,524    61,675

Add weighted average shares from assumed exercise
    of options and warrants when treasury shares are
    reacquired at average stock market price . . . . . . .      17,355    15,492       17,425    14,853

Less weighted average shares assumed repurchased
    from tax benefit from the assumed exercise
    of non-qualified stock options . . . . . . . . . . . .      (6,155)   (5,346)      (6,260)   (5,125)
                                                               -------   -------      -------   -------

Common and common equivalent shares used
    in computing net income per share  . . . . . . . . . .      70,827    72,422       70,689    71,403
                                                               =======   =======      =======   =======

Net income applicable to computation of
    income per share                                           $31,874   $33,314      $54,459   $64,706
                                                               =======   =======      =======   =======

Income per share                                                 $0.45     $0.46        $0.77     $0.91
                                                               =======   =======      =======   =======
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